EXHIBIT 2.1
                                                                  EXECUTION COPY




                            ASSET PURCHASE AGREEMENT

                                  by and among

                          ON STAGE ENTERTAINMENT, INC.
                             (a Nevada corporation),

                           CASINO RESOURCE CORPORATION
                            (a Minnesota corporation)

                        COUNTRY TONITE ENTERPRISES, INC.
                             (a Nevada corporation),

                                       and

                              CRC OF BRANSON, INC.
                            (a Missouri corporation)

PH02A/1617.9
Section  Page

1.       Definitions

2.       Purchase and Sale of the Business and Assets
         2.1      The Purchased Assets
         2.2      Excluded Assets
         2.3      Assumed Liabilities
         2.4      Excluded Liabilities
         2.5      Consent of Third Parties
         2.6      Purchase Price
         2.7      Allocation of the Purchase Price

3.       Closing
         3.1      Location; Date
         3.2      Closing Deliveries

4.       Representations and Warranties of the Selling Entities
         4.1      Corporate Status
         4.2      Authorization
         4.3      Consents and Approvals
         4.4      Financial Statements
         4.5      Title to Assets and Related Matters
         4.6      Real Property
         4.7      Certain Personal Property
         4.8      Personal Property Leases
         4.9      Inventory
         4.10     Product Warranties and Price Guarantees
         4.11     Liabilities
         4.12     Taxes
         4.13     Subsidiaries
         4.14     Legal Proceedings and Compliance with Law
         4.15     Contracts
         4.16     No Selling Entity is in Default under any Contract
         4.17     Insurance
         4.18     Intellectual Property
         4.19     Employee Relations
         4.20     ERISA
         4.21     Absence of Certain Changes
         4.22     Customers
         4.23     Finder's Fees
         4.24     Additional Information
         4.25     Transactions with Affiliates
         4.26     Full Disclosure

5.       Representations and Warranties of On Stage
         5.1      Corporate Status
         5.2      Authorization
         5.3      Consents and Approvals
         5.4      Capital Stock Ownership
         5.5      Finder's Fees
         5.6      Proxy Statement

6.       Certain Agreements
         6.1      Access
         6.2      Shareholder Vote; Proxy Statement
         6.3      No Solicitation
         6.4      Update Schedules
         6.5      Financial Information
         6.6      Restrictive Covenants
         6.7      Required Consents, Regulatory and other Approvals
         6.8      Publicity
         6.9      Satisfaction of Liabilities
         6.10     Employee Benefit Matters
         6.11     Financing
         6.12     Business Financial Statements
         6.13     Right of First Negotiation
         6.14     Employment and Employment Benefits

7.       Conduct of the Business Prior to the Closing
         7.1      Operation in Ordinary Course
         7.2      Business Organization
         7.3      Corporate Organization
         7.4      Business Restrictions

8.       Conditions Precedent to Obligations of On Stage
         8.1      Representations and Warranties
         8.2      Agreements, Conditions and Covenants
         8.3      CRC Shareholder Approval
         8.4      Officers' Certificate
         8.5      Required Consents and Approvals
         8.6      Third Party Consents
         8.7      Legality
         8.8      Financing
         8.9      Title Insurance
         8.10     Real Property Leases
         8.11     Performance Contract
         8.12     Karen Nelson Bell Employment Agreement
         8.13     Opinion of Counsel
         8.14     Utility Agreement
         8.15     Collateral Agreements

9.       Conditions Precedent to Obligations of the Selling Entities.
         9.1      Representations and Warranties
         9.2      Agreements, Conditions and Covenants
         9.3      Officer's Certificate
         9.4      CRC Shareholder Approval
         9.5      Legality
         9.6      Performance Contract
         9.7      Opinion of Counsel
         9.8      Collateral Agreements

10.      Indemnification
         10.1     Indemnification by the Selling Entities
         10.2     Indemnification by On Stage
         10.3     Limitations on Liability
         10.4     Survival
         10.5     Indemnification Procedure
         10.6     Exception to Limitations
         10.7     Payment of Indemnification Obligations
         10.8     Right to Set Off

11.      Termination
         11.1     Grounds for Termination
         11.2     Effect of Termination

12.      Payment of Expenses; Bulk Sales Act; Sales and Transfer Taxes

13.      Contents of Agreement

14.      Amendment; Parties in Interest; Assignment; Etc.

15.      Interpretation

16.      Remedies

17.      Notices

18.      Governing Law

19.      Consent to Jurisdiction; Service of Process; Etc.

20.      Further Assurances

21.      Exhibits; Schedules

22.      No Benefit to Others

23.      Counterparts

Exhibits

A        Employment Agreement
B        Form of $1,300,000 Subordinated Promissory Note
C        Form of Performance Contract

Schedules

2.1               Permitted Encumbrances
2.1(a)            Real Property Owned
2.1(b)            Real Property Leased
2.1(c)            Equipment and Other Tangible Personal Property
2.1(d)            Contracts of the Business
2.1(f)            Permits
2.1(g)            Intellectual Property
2.1(j)            Prepaid Expenses
2.1(k)(i)         Software
2.1(k)(ii)        Third Party Software Licenses
2.1(l)            Other Intangible Assets
2.2               Excluded Assets
2.3               Assumed Contracts and Permits
4.3               Consents and Approvals
4.4               Financial Statements
4.5               Title to Assets and Related Matters
4.6               Real Property
4.7               Certain Personal Property
4.8               Personal Property Leases
4.10              Product Warranties and Price Guarantees
4.11              Liabilities
4.12              Taxes
4.13              Subsidiaries
4.14              Legal Proceedings and Compliance with Law
4.15              Contracts
4.17              Insurance
4.18              Intellectual Property
4.19              Employee Relations
4.20              ERISA
4.22              Customers
4.24              Additional Information
4.25              Transactions with Affiliates

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made as of the 21st day of September, 1998, by and among On Stage Entertainment, Inc., a Nevada corporation ("On Stage"), Casino Resource Corporation, a Minnesota corporation ("CRC"), Country Tonite Enterprises, Inc., a Nevada corporation ("CTE"), and CRC of Branson, Inc., a Missouri corporation ("CRC of Branson", and together with CRC and CTE, the "Selling Entities", and each individually, a "Selling Entity").

         Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                   Background

         The Selling Entities desire to transfer to On Stage the Purchased Assets (as defined herein) in exchange for the assumption by On Stage of the Assumed Liabilities (as defined herein) and the payment by On Stage of the Purchase Price (as defined herein) in accordance with the terms and conditions set forth in this Agreement. On Stage desires to acquire the Purchased Assets and assume the Assumed Liabilities. To induce On Stage to enter into this Agreement, John J. Pilger, the principal shareholder of CRC, has agreed to support, and granted an irrevocable proxy to On Stage to vote his shares in favor of, this Agreement and the Transactions contemplated hereby.

         NOW, THEREFORE, in consideration of and reliance on the respective representations, warranties and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

         "$1,300,000 Subordinated Note" means the 9.5% Subordinated Note in the principal amount of $1,300,000.00 (subject to reduction, as set forth therein, in the event the Country Tonight Theater in Branson, Missouri does not produce $6 million total gross revenue for calendar year 1998) payable by On Stage to CRC in the form of Exhibit "B" hereto.

         "Affiliates" means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as the officers, directors and majority-owned Persons of that party and of its other Affiliates. For purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest of a person shall be deemed to constitute control.

         "Agreement" means this Agreement, including the Schedules and Exhibits attached hereto.

         "Assets" means all of the assets, properties and rights of every kind and description, real and personal, tangible and intangible (including goodwill), wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by a Selling Entity and relate primarily to the Business.

         "Assumed Liabilities" is defined in Section 2.3.

         "Audited Financial Statements" is defined in Section 4.6.

         "Balance Sheet" is defined in Section 4.6.

         "Balance Sheet Date" is defined in Section 4.6.

         "Benefit Plans" means all employee benefit plans of any Selling Entity relating to the Business (including plans within the meaning of Section 3(3) of ERISA) and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits to any present or former employee of the Business, or present or former beneficiary, dependent or assignee of any such employee or former employee, including all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

         "BDO  Seidman"  means  BDO  Seidman,   LLP,  a  certified   independent
accounting firm.

         "Business" means collectively the business of the Selling Entities conducted under the "Country Tonite" name, including the ownership and operation of the Country Tonight Theater in Branson, Missouri, the ownership and operation of the Country Tonight production show based in Las Vegas, Nevada and the operation of the Country Tonight Theater in Pigeon Forge, Tennessee.

         "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "Closing" is defined in Section 3.1.

         "Closing Date" means the date of the Closing.

         "Closing Statement" is defined in Section 2.8(a).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral Agreements" means the $1,300,000 Subordinated Note, and such subordination agreement, pledge agreement and security agreement as the parties hereto shall enter into prior to the closing.

         "Commission" means the United States Securities and Exchange Commission

         "Commitments" is defined in Section 8.11.

         "Confidential Information" means any confidential information or trade secrets of the Business, including information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, know-how and other technical information, advertising, marketing plans and systems, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Business.

         "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under applicable law.

         "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

         "Court Order" means any judgment, decree, injunction, order or ruling of any Federal, state, local or foreign court or governmental or regulatory body or arbitrator or authority that is binding on any Person or its property under applicable law.

         "Customers" is defined in Section 4.22.

         "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

         "Employment Agreement" means the Employment Agreement between On Stage and Karen Nelson Bell (or another producer acceptable to On Stage) in the form of Exhibit "A" hereto.

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability or voting, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "Environmental Condition" is defined in Section 4.14(b).

         "Environmental Law" is defined in Section 4.14(b).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" is defined in Section 2.2.

         "Excluded Liabilities" is defined in Section 2.4.

         "Financial Statements" is defined in Section 4.6.

         "GAAP" means generally accepted accounting principles.

         "Hazardous Substances" means (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. SS 9601 et seq., (ii) any "extremely hazardous substance," "hazardous chemical" or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. SS 11001 et seq., (iii) any "hazardous waste" as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. SS 6901 et seq., (iv) any "pollutant" as defined under the federal Water Pollution Control Act, 33 U.S.C. SS 1251 et seq., as any of such laws in clauses
(i) through (iv) may be amended from time to time, and (v) any regulated substance or waste under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any Federal, state or local governmental authorities concerning protection of the environment.

         "Indemnified Party" is defined in Section 10.1.

         "Intellectual Property" means any Copyrights, Patents, Trademarks, technology rights and licenses, trade secrets, franchises, know-how and formulae, inventions, designs, processes, drawings, specifications, patterns and other intellectual property owned by or licensed to a Selling Entity relating primarily to the Business.

         "Inventory" means any inventory, including raw materials, supplies, work in process and finished goods.

         "Knowledge of a Selling Entity" means the actual knowledge of a director, officer or other employee of a Selling Entity.

         "Law" means any statute, law, ordinance, regulation, order or rule of any Federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Litigation" means any lawsuit, claim, action, dispute, investigation, arbitration, inquiry, administrative or other proceeding or prosecution.

         "Material Adverse Effect" means a material adverse effect on the Business or the Purchased Assets, in each case taken as a whole, or the financial condition or the results of operations of the Business, and when used with respect to representations, warranties or conditions, means the individual effect of the situation to which it relates and also the aggregate effect of all similar situations unless the context indicates otherwise.

         "Non-Assignable Contract" is defined in Section 2.5.

         "Ordinary Course" or "ordinary course of business" means the ordinary course of business that is consistent in nature and, where relevant, amount with past practices.

         "Patents" means all patents and patent applications.

         "Performance Contract" means the Performance Contract to be entered into at the Closing between Country Tonite Theatre, L.L.C. (an Affiliate of CRC) and On Stage Theaters, Inc. (an Affiliate of On Stage) in the form of Exhibit "C" hereto.

         "Permit"  means  any  governmental   permit,   license,   registration,
certificate of occupancy, approval and other authorization.

         "Person"   means  any   natural   person,   corporation,   partnership,
proprietorship, association, trust or other legal entity.

         "Personal Property Leases" is defined in Section 4.10.

         "Prorations" is defined in Section 2.6.

         "Proxy Statement" is defined in Section 4.30.

         "Purchase Price" is defined in Section 2.6.

         "Purchased Assets" is defined in Section 2.1.

         "Real Estate Leases" is defined in Section 4.8.

         "Real Property" is defined in Section 4.8.

         "Representatives" is defined in Section 6.3(a).

         "Restricted Business " is defined in Section 6.6(a).

         "Required Consents" is defined in Section 4.3.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Selling Entities" is defined above in the preamble.

         "Shareholders Meeting" is defined in Section 4.30.

         "Software" means any computer software of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-Business usage (e.g., telephone call processing, etc.) and all computer operating, security or programming software, that is owned by or licensed to a Selling Entity and relates primarily to the Business, or has been developed or designed for, or is in the process of being developed or designed primarily for the Business, and any and all documentation and object and source codes related thereto.

         "Superior Proposal" is defined in Section 6.3(a).

         "Taxes" is defined in Section 4.12.

         "Termination Fee" is defined in Section 11.2(b).

         "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks and brand names, service marks and logos.

         "Transaction Documents" means this Agreement, the Employment Agreement, the Performance Contract and the Collateral Agreements.

         "Transactions" means the purchase and sale of the Purchased Assets and the consummation of the other transactions contemplated by the Transaction Documents.

         "Transferred Employees " is defined in Section 6.14(a).

2. Purchase and Sale of the Business and Assets.

         2.1. The Purchased Assets . Subject to the terms and conditions of this Agreement, at the Closing, the Selling Entities shall grant, sell, assign, transfer, convey and deliver to On Stage, free and clear of all Encumbrances whatsoever, other than the permitted Encumbrances set forth on Schedule 2.1 (the "Permitted Encumbrances"), and On Stage shall purchase from the Selling Entities, the Business as a going concern, and all right, title and interest of the Selling Entities in and to all of the Assets other than the Excluded Assets (collectively, the "Purchased Assets") as the same shall exist on the Closing Date including the following:

                  (a)  Real  Property  Owned.  The real  property  owned by each
         Selling Entity described on Schedule 2.1(a), together with the buildings, structures, improvements and fixtures located thereon, and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto;

                  (b) Real Property Leased. Each Selling Entity's interest, as a lessee, in the real property leased by such Selling Entity described on
         Schedule 2.1(b), and any easements, deposits or other rights pertaining thereto;

                  (c) Equipment and Other Tangible Personal Property. All equipment, leasehold improvements, automobiles, supplies, office furniture and office equipment, computers and telecommunications equipment and other items of personal property that are owned by each Selling Entity relating primarily to the Business, including those described on Schedule 2.1(c);

                  (d) Contracts of the Business. All of the interest of each Selling Entity in all Contracts, leases of equipment and other personal property, sale orders, purchase orders, commitments, instruments and all other agreements primarily relating to the Business, including those listed on Schedule 2.1(d);

                  (e) Customer Records, Sales and Marketing Materials. All customer records, including principal contacts, address and telephone number, purchasing history, payment information and any other information with respect to the customers of the Business, sales data, catalogs, brochures, suppliers' names, mailing lists, art work, photographs and advertising material relating primarily to the Business, whether in electronic form or otherwise;

                  (f)  Permits.   All  rights  under  Permits  relating  to  the
         Business, including those listed on Schedule 2.1(f), to the extent such Permits are transferable to On Stage;

                  (g) Intellectual Property. All Intellectual Property, including the Intellectual Property described in Schedule 2.1(g) and exclusive rights to the name "Country Tonite Enterprises, Inc." and to the trademark "Country Tonite", and all goodwill associated therewith;

                  (h) Property, Personnel and Accounting Records. All other records of the Selling Entities relating primarily to the Business, including property records and records relating to employees (provided that the Selling Entities shall be entitled to retain copies of the foregoing);

                  (i)  Inventory.   All  Inventory  relating  primarily  to  the
         Business on the Closing Date;

                  (j) Prepaid Expenses. All rights relating to any prepaid expenses of or arising primarily in connection with the Business at the Closing Date, including those described on Schedule 2.1(j);

                  (k) Software. All Software, including the Software described in Schedule 2.1(k)(i), and all documentation related thereto; provided, however, that all third party licensed Software included in the Purchased Assets shall be transferred to On Stage subject to the terms and conditions of the third party licenses listed in Schedule 2.1(k)(ii) under which the particular Selling Entity acquired such licensed Software; and

                  (l) Other Intangible Assets. All other assets (including all causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating primarily to the Purchased Assets or the Business, including those described on
         Schedule 2.1(l).

         2.2. Excluded Assets . The corporate seal, Charter Documents, bylaws, minute book and other corporate records of each Selling Entity, those assets of each Selling Entity described in Schedule 2.2, insurance Contracts, cash, accounts receivable and (for the avoidance of doubt) CRC of Tennessee's 60% joint venture interest in Country Tonite Theater, L.L.C. (collectively, the "Excluded Assets") shall not be included in the Purchased Assets in any event.

         2.3. Assumed Liabilities . At the Closing, and subject to Section 2.4, On Stage shall assume the following obligations (the "Assumed Liabilities"):

                  (a) all obligations that come into existence after the Closing (and do not relate to the period prior to or at the Closing) under all Contracts and Permits listed on Schedule 2.3 that are conveyed to On Stage as Purchased Assets pursuant to the terms and conditions hereof; and

                  (b) all advance deposits (including interest accrued thereon) and pre-paid ticket sales (and ticket or amusement taxes pertaining thereto) of the Business as of the Closing Date, but only to the extent of the amount of the advance deposits (including interest accrued thereon) and pre-paid ticket sales applied as a reduction in the Purchase Price at Closing pursuant to Section 2.6(c).

         2.4. Excluded Liabilities . Except as expressly set forth in Section 2.3, On Stage shall not, by virtue of its purchase of the Purchased Assets or otherwise in connection with the Transactions, assume or become responsible for any Liabilities (the "Excluded Liabilities") of any Selling Entity of any nature whatsoever, including (a) Liabilities relating to or arising out of any Selling Entity, the Purchased Assets, the Business (including any event, condition, occurrence, action, inaction or transaction relating to any of the foregoing) or the actions of any Selling Entity's officers, employees, representatives or agents prior to or at the Closing, (b) Liabilities for any Taxes (other than what is provided in Section 2.3(b)), (c) Liabilities relating to any claims for health care or other welfare benefits, (d) Liabilities relating to any violation of any Law, (e) tort Liabilities, (f) Liabilities from claims arising under any Contract or Permit not assumed by On Stage pursuant hereto or included in any arrangement set forth in Section 2.5; (g) Liabilities for claims arising under any Contract or Permit to the extent such claim is based on events, conditions, acts or omissions of any Person which occurred prior to or at the Closing; (h) contingent Liabilities unknown to the Selling Entities at the Closing; and (i) Liabilities for any accounts payable or indebtedness for money borrowed.

         2.5. Consent of Third Parties . Nothing in this Agreement shall be construed as an attempt by any Selling Entity to assign to On Stage any Contract or Permit included in the Purchased Assets that is by its terms or by Law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to the Selling Entities would not by Law pass to On Stage as an incident of the assignments provided for by this Agreement (a "Non-Assignable Contract"). To the extent that any such consent or approval in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Closing Date, the appropriate Selling Entity shall continue to use reasonable efforts to obtain any such consent, approval or novation after the Closing Date until such time as it shall have been obtained, and shall cooperate with On Stage in any economically feasible arrangement to provide that On Stage shall receive the benefits of the relevant Selling Entity under such Non-Assignable Contract, provided that On Stage shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable Contract to the extent that it would have been responsible therefor if such consent, approval or novation had been obtained.

         2.6. Purchase Price . In addition to assuming the Assumed Liabilities, the aggregate price to be paid by On Stage to the Selling Entities (the "Purchase Price") for the purchase of the Purchased Assets shall be equal to the following (which calculation shall be made as of the Closing Date and set forth in a certificate of On Stage and CRC delivered at the Closing):

                  (a) $13,800,000,

                  (b) plus, the lesser of (i) $120,000 or (ii) the value at the Selling Entities' cost of Inventory located at the Branson gift shop included in the Purchased Assets, plus 30% of the cost of the Inventory bearing the "Country Tonite" name or logo located at the Pigeon Forge gift shop, which amount shall be paid from time to time as the parties agree;

                  (c) minus, the amount of all advance deposits (including interest accrued thereon) and pre-paid ticket sales (and ticket or amusement taxes pertaining thereto) of the Business included in the Assumed Liabilities,

                  (d) minus the following, to the extent such amounts relate primarily to the Purchased Assets or the Business, are unpaid as of the date of Closing and have not been paid by the Selling Entities prior to or at the Closing:

                     (i) the prorated amount for the period prior to the Closing Date of all real estate taxes and assessments, both general and special, water charges and sewer rents, whether or not then due or payable, and all other normally proratable items, based upon the latest assessments or actual invoices available (should any such proration be inaccurate based upon the actual tax bill or assessment when received, any party hereto may demand and shall be entitled to receive on demand, a payment from the other correcting such inaccuracy);

                     (ii) any fees, taxes, impact fees, assessments, delinquent or otherwise, attributable to a period prior to the Closing Date;

                     (iii) any other land use charges attributable to any period prior to the Closing Date;

                     (iv) one-half of all necessary State of Missouri, county and municipal transfer, document stamp and/or recording taxes incident to the transaction contemplated in this Agreement normally attributable to the grantor;

                     (v) one-half of the cost of any escrow fee and charges of any escrow agent, regardless of whether or not such escrow agent is also counsel for any party hereto, the issuer of the Commitments or the agent of such issuer; and

                     (vi) the cost in excess of $5,000 of any endorsement to or affirmative insurance obtained in connection with the title insurance policies to be issued pursuant to the Commitments (as defined in Section 8.9 of this Agreement), if such endorsement or affirmative insurance is required in order for the title insurance company issuing such policies to delete any exception from coverage relating to any encroachment onto and/or violation of an existing easement and/or setback requirement.

On Stage shall pay the Purchase Price at Closing as follows: (x) $1,300,000 shall be paid by delivery of the $1,300,000 Subordinated Promissory Note and (y) the remainder of the Purchase Price shall be paid by wire transfer of immediately available funds pursuant to written wire instructions provided by CRC no later than three business days prior to the Closing Date.

         2.7. Allocation of the Purchase Price . The Purchase Price shall be allocated among the Purchased Assets as On Stage and the Selling Entities (in consultation with BDO Seidman) shall agree in writing prior to the Closing. The Selling Entities and On Stage shall prepare their respective Federal, state and local tax returns employing such agreed allocation and shall not take a position in any tax proceeding or otherwise that is inconsistent with such allocation. The Selling Entities and On Stage shall give prompt notice to each other of the commencement of any tax audit or the assertion of any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation.

         3.Closing.

         3.1. Location; Date . The closing of the Transactions (the "Closing") shall take place at the offices of Morgan, Lewis and Bockius LLP, 2000 One Logan Square, Philadelphia, PA 19103 at 10:00 A.M. local time on the later of October 29, 1998 or the third business day after the date on which the conditions set forth in Sections 8 and 9 to be satisfied prior to the Closing have been satisfied (or waived by the party entitled to the benefit thereof), or at such other place, time or date as On Stage and CRC may agree.

         3.2. Closing Deliveries . In connection with the completion of the Transactions contemplated in Section 2, at the Closing;

                  (a) On Stage shall deliver or cause to be delivered to the Selling Entities:

                     i. the cash portion of the Purchase Price; and

                     ii. such assumption agreements and other agreements, documents and instruments as may be contemplated by this Agreement and such other items as may be reasonably requested by the Selling Entities to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Selling Entities.

                  (b) The Selling Entities shall deliver or cause to be delivered to On Stage:

                     i. such bills of sale and assignment, deeds and assumption agreements as may be required to transfer each Selling Entity's right, title and interest in and to the Purchased Assets in form and substance reasonably satisfactory to On Stage; and

                     ii. such other agreements, documents and instruments as may be contemplated by this Agreement and such other items as may be reasonably requested by On Stage to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to On Stage.

                  (c) On Stage shall  deliver to the Selling  Entities,  and the
         Selling Entities shall deliver to On Stage, the certificates, instruments and agreements referred to in Section 9 and Section 8, respectively.

4. Representations and Warranties of the Selling Entities. The Selling Entities, jointly and severally, hereby represent and warrant to On Stage as follows:

         4.1. Corporate Status . Each Selling Entity is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and each is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

         4.2. Authorization . Each Selling Entity has the requisite power and authority to own its property and carry on the Business as currently conducted, and to execute and deliver the Transaction Documents to which it is a party and (subject only to the approval of the shareholders of CRC) to perform the Transactions to be performed by it. Such execution, delivery and performance by each Selling Entity has been duly authorized by all necessary action, except for the approval of the shareholders of CRC. Each Transaction Document executed and delivered by the Selling Entities as of the date hereof has been duly executed and delivered by each Selling Entity and constitutes a valid and binding obligation of each Selling Entity, enforceable against each Selling Entity in accordance with its terms. Each Transaction Document to be executed and delivered by a Selling Entity after the date hereof will have been duly executed and delivered by the relevant Selling Entity and will constitute a valid and binding obligation of such Selling Entity, enforceable against it in accordance with its terms.

         4.3.  Consents  and  Approvals . Except for the  consents  specified in
Schedule 4.3 (together with the filing and approval set forth in clauses (i) and (ii) below, the "Required Consents"), neither the execution nor delivery by each Selling Entity of any Transaction Document to which it is a party, nor the performance of the Transactions to be performed by it thereunder, will require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which any Selling Entity is subject, (b) the Charter Documents or bylaws of any Selling Entity or (c) any Contract, Permit or other document to which each Selling Entity is a party or by which the Business or Purchased Assets may be subject, except for (i) the filing by CRC of the Proxy Statement (as hereinafter defined) and related proxy materials with the Commission in accordance with the Exchange Act and the rules and regulations thereunder and (ii) the approval of the shareholders of CRC.

         4.4. Financial Statements . Schedule 4.4 includes correct and complete copies of audited financial statements consisting of the balance sheets of the Business as of September 30, 1996 and 1997 and the related statement of income for the years then ended, all of which are audited by BDO Seidman (collectively, the "Audited Financial Statements") and unaudited financial statements consisting of the balance sheet of the Business as of June 30, 1998 and the related statement of income for the nine-month period then ended, both of which are reviewed by BDO Seidman (collectively, the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements are in all material respects consistent with the books and records of the Business and there are no material transactions required by GAAP, applied on a consistent basis, to be recorded in accounting records that have not been recorded in the accounting records underlying such Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position and assets and liabilities of the Business as of the dates thereof and the results of its operations for the periods then ended, subject to normal year-end adjustments and the absence of notes in the case of the Interim Financial Statements. There is an allocation of costs to the Business from the Selling Entities, or from the Business to the Selling Entities in the Audited Financial Statements. The allocation of costs is reflected as a management fee in the statement of operations and deficit. The Selling Entities warrant that there is no other allocation of cost to the Business from the Selling Entities, or from the Business to the Selling Entities. The balance sheet as of September 30, 1997 that is included in the Financial Statements is referred to herein as the "Balance Sheet" and the date thereof is referred to as the "Balance Sheet Date." The balance sheet as of June 30, 1998 that is included in the Financial Statements is referred to herein as the "Interim Balance Sheet" and the date thereof is referred to as the "Interim Balance Sheet Date." The Country Tonight Theater in Branson, Missouri will produce $6 million total gross revenue for calendar year 1998.

         4.5. Title to Assets and Related Matters . The Selling Entities collectively own and will transfer to On Stage at the Closing good, marketable and indefeasible title to, or with respect to leased assets included in the Purchased Assets, a valid leasehold interest in, subject to the terms and conditions of such leases, all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The use of the Purchased Assets is not subject to any Encumbrances (other than Permitted Encumbrances), and such use does not materially encroach on the property or rights of any other Person. All Purchased Assets are in the possession or under the control of one or more of the Selling Entities and consist of all of the Assets necessary to operate the Business as currently, and since September 30, 1997, operated and which generated the revenues reflected in the Financial Statements. Except as set forth on Schedule 4.5, all of the tangible personal property included in the Purchased Assets (a) is in good working condition and repair, subject to normal wear and tear, (b) is usable in the ordinary course of business and (c) conforms in all material respects with all applicable Laws relating to its construction, use and operation. Except for those items subject to the Personal Property Leases, no Person other than the Selling Entities owns any vehicles, equipment or other tangible assets located on the Real Property that are used by the Selling Entities in the Business (other than immaterial items of personal property owned by the employees of the Selling Entities) or that are necessary for the operation of the Business as currently, and since September 30, 1997, operated.

         4.6. Real Property . Schedule 4.6 sets forth the complete legal description of all real estate (including a description of how such real estate is zoned) used in the operation of the Business as well as any other real estate that is in the possession of or leased by each Selling Entity and the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"), identifies which Real Property is owned and which is leased, and lists any leases under which any such Real Property is possessed by each Selling Entity or leased by each Selling Entity to others (the "Real Estate Leases"). All of the buildings and structures included in the Real Property are structurally sound, and all of the heating, ventilating, air conditioning, plumbing, sprinkler, fire alarm, electrical and drainage systems, elevators and roofs, and all other fixtures, equipment and systems at or serving such Real Property are in good condition, repair and working order (subject to normal wear and tear) and constitute all of the systems, elevators, roofs, fixtures and equipment utilized by the Selling Entities in the operation of the Business as currently, and since September 30, 1997, operated, and there is no condition that will result in the termination of the present access from the Real Property to such utility services and other facilities. No Selling Entity has received any written (or to the Knowledge of any Selling Entity oral) notices, and no Selling Entity has reason to believe, that any governmental body having jurisdiction over any Real Property intends to exercise the power of expropriation or eminent domain or a similar power with respect to all or any part of the Real Property. No Selling Entity has received any written (or to the Knowledge of any Selling Entity oral) notices, from any governmental body, and no Selling Entity has reason to believe, that any of the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate any Laws of any governmental body having jurisdiction over such Real Property. No Selling Entity has received any written (or to the Knowledge of any Selling Entity oral) notice from the holder of any mortgage, from any insurance company which has issued a policy with respect to any of the Real Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in any of the Real Property or suggesting or requesting the performance of any repairs, alterations or other work to any of the Real Property.

         4.7. Certain Personal Property . The Selling Entities have delivered to On Stage a complete fixed asset schedule, describing and specifying the location of all items of tangible personal property that are included in the Interim Balance Sheet. Except as listed on Schedule 4.7, since the Interim Balance Sheet Date, no Selling Entity has (a) acquired any items of tangible personal property that has, in any case, a carrying value in excess of $10,000, or an aggregate carrying value in excess of $25,000 or (b) disposed of (other than in the ordinary course of business) any items of tangible personal property (other than Inventory) that have, in any case, an initial carrying value in excess of $10,000, or an initial aggregate carrying value in excess of $25,000.

         4.8. Personal Property Leases . Schedule 4.8 lists all assets and property (other than Real Property) that have been used in the operation of the Business and that are possessed by a Selling Entity under an existing lease, including all trucks, automobiles, machinery, equipment, office equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $1,000 (each, an "Immaterial Lease"). Schedule 4.8 also lists the leases under which such assets and property listed on Schedule 4.8 are possessed. All of such leases (excluding "Immaterial Leases") are referred to herein as the "Personal Property Leases."

         4.9. Inventory . All Inventory of each Selling Entity consists of items useable or saleable in the ordinary course and is valued on each Selling Entity's books and records at the lower of cost or fair market value. The inventory records for the Selling Entities that have been delivered to On Stage or made available for inspection by On Stage are materially accurate with respect to the data contained therein.

         4.10. Product Warranties and Price Guarantees . Schedule 4.10 sets forth any outstanding warranties or price guarantees made by each Selling Entity.

         4.11. Liabilities . Except as specified on Schedule 4.11, no Selling Entity has any Liabilities with respect to the Business, and none of the Purchased Assets are subject to any Liabilities, except (a) as specifically disclosed on the Interim Balance Sheet, (b) Liabilities incurred in the ordinary course since the Interim Balance Sheet Date, and (c) Liabilities under any Contracts specifically disclosed (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for in the Financial Statements.

         4.12. Taxes . With respect to each Selling Entity and each member of any affiliated group of a Selling Entity, within the meaning of section 1504 of the Code, of which a Selling Entity is or has been a member (the Selling Entities and each such other company referred to in this Section 4.12 as the "Company") (a) except as described in Schedule 4.12, all reports, returns, statements (including estimated reports, returns, or statements), and other similar filings required to be filed on or before the Closing Date by the Company (the "Tax Returns") with respect to any Taxes (as defined below) have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect the liability of the Company for Taxes for the periods, properties, or events covered thereby; (b) except as described in
Schedule 4.12, all Taxes payable with respect to the Tax Returns referred to in the preceding clause, and all Taxes accruable or otherwise attributable to events occurring prior to the Closing Date, whether disputed or not, whether or not shown on any Tax Return, and whether or not currently due or payable, will have been paid in full prior to the Closing Date, or an adequate accrual in accordance with generally accepted accounting principles has been provided with respect thereto on the Interim Balance Sheet; (c) except as described in
Schedule 4.12, the Company has no knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against the Company with respect to any Taxes; (d) except as described in Schedule 4.12, no Tax Returns of the Company have been examined by the Internal Revenue Service, and any assessments with respect to such returns have been fully paid; (e) except as described in Schedule 4.12, there is in effect no extension for the filing of any Tax Return and the Company has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (f) since January 1, 1994, no claim has been made by any Tax authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (g) there are no liens for Taxes upon any asset of the Company except for liens for current Taxes not yet due; (h) the Company has timely made all deposits required by law to be made with respect to employees' withholding and other payroll, employment, or other withholding taxes, including the portions of such taxes imposed upon the Company.

                  For purposes of this Agreement, "Taxes" means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e., whether federal, state, local, municipal, or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

         4.13. Subsidiaries . Except as disclosed on Schedule 4.13, no Selling Entity owns in relation to the Business, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal entity.

         4.14.    Legal Proceedings and Compliance with Law .

                  (a) Except as disclosed on Schedule 4.14(a), there is no Litigation that is pending or, to the Knowledge of a Selling Entity, threatened against or related to a Selling Entity with respect to the Business or the Purchased Assets. There has been no Default under any Law applicable to the Purchased Assets or the Business, including any Law relating to protection or quality of the environment, except for any Defaults that have been cured, and no Selling Entity has received any notices from any governmental entity regarding any alleged Default or investigation under any written order, instruction or direction pursuant to any Law except those that have been cured. Since January 1, 1994, there has been no Default with respect to any Court Order applicable to a Selling Entity.

                  (b) Without limiting the generality of Section 4.14(a), except as described on Schedule 4.14(b), to the Knowledge of the Selling Entities there has not been any Environmental Condition (i) at any premises at which the Business is currently conducted, (ii) at any property owned, leased or operated at any time by a Selling Entity (or any predecessor of a Selling Entity) or any Person controlled by any Affiliate of a Selling Entity, or (iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of a Selling Entity (or any predecessor of a Selling Entity) or any Person controlled by any Affiliate of a Selling Entity, nor has any Selling Entity received written notice of any such Environmental Condition or any investigation, to determine whether any such Environmental Condition exists. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by a Selling Entity (or any predecessor of a Selling Entity) or any third party, at or relating to any such property or premises that would (x) require abatement or correction under an Environmental Law,
         (y) give rise to any civil or criminal liability under an Environmental Law or (z) create a public or private nuisance. "Environmental Law" means all Laws and Court Orders relating to protection or quality of the environment as well as any principles of common law under which a Person may be held liable for the release or discharge of any materials into the environment.

                  (c) Each Selling  Entity has delivered to On Stage correct and complete copies of all written reports, studies or assessments in the possession or control of any Selling Entity that relate to any Environmental Condition. No Selling Entity has Knowledge of any other written reports, studies or assessments, whether in the possession or control of a Selling Entity, that relate to any Environmental Condition.

                  (d) Except in those cases where the failure would not have a Material Adverse Effect, (i) each Selling Entity has obtained and is in substantial compliance with all Permits, all of which are listed on
         Schedule 4.14(d) along with their respective expiration dates, that are required for the ownership of the Purchased Assets or operation of the Business as currently operated, (ii) all of the Permits are currently valid and in full force and (iii) each Selling Entity has filed such timely and complete renewal applications as may be required with respect to its respective Permits. No Selling Entity has Knowledge of any threatened revocation, cancellation or withdrawal of a Permit.

         4.15. Contracts . Schedule 4.15 lists each Contract of the following types to which each Selling Entity is a party or by which it is bound relating primarily to the Business or the Purchased Assets:

                  (a) Contracts with any present or former 5% stockholder, director, officer, employee or consultant or with any Affiliate of a Selling Entity;

                  (b) Contracts for the purchase of, or payment for, supplies or products, or for the performance of services, from or by a third party, in excess of $10,000 with respect to any one supplier or other party;

                  (c) Contracts to sell or supply products, Inventory or other property to, or to perform services for, a third party, that involve an amount in excess of $10,000 with respect to any one customer or other party;

                  (d) Contracts to sell any product or provide any service to a governmental or regulatory body;

                  (e) Contracts limiting or restraining any Selling Entity from engaging or competing in any lines or business with any Person;

                  (f) Contracts with any customer providing for a volume refund, retrospective price adjustment or price guarantee;

                  (g) Contracts to lease to, or to operate for, any other party any asset that involves an amount in excess of $5,000 in any individual case (other than Real Estate Leases and Personal Property Leases identified on a Schedule);

                  (h) Any notes, debenture, bonds, conditional sale agreements, equipment trust sale and lease-back and leasing agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, shareholders or Affiliates of any Selling Entity), or agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

                  (i) Contracts creating or recognizing any Encumbrances with respect to any Assets;

                  (j)  Contracts   with   distributors,   manufacturers'   sales
         representatives or other sales agents;

                  (k) Contracts that relate in whole or in part to any Software, technical assistance or other know-how or other Intellectual Property right;

                  (l)  Contracts  for  any  capital   expenditure  or  leasehold
         improvement in excess of $5,000; and

                  (m) Any other Contracts (other than those that may be terminated on not more than 30 days' notice without Liability and those described in any of (a) through (l) above) not made in the ordinary course of business or which are material to the Business or the Assets.

         4.16. No Selling Entity is in Default under any Contract . To the Knowledge of the Selling Entities, no Selling Entity is in Default under any Contract relating primarily to the Business or has received any communication from, or given any communication to, any other party indicating that a Selling Entity or such other party, as the case may be, is in Default under any such Contract. To the Knowledge of the Selling Entities, none of the other parties to any such Contract to which a Selling Entity is a party is in Default thereunder.

         4.17. Insurance . Schedule 4.17 lists all policies or binders of insurance held by or on behalf of each Selling Entity or relating to the Business or any of the Purchased Assets, specifying with respect to each policy the insurer, the type of insurance, the amount of the coverage, the insured, the expiration date, the policy number and any pending claims thereunder.

         4.18.    Intellectual Property .

                  (a) Schedule 4.18 sets forth a correct and complete list and description of all Intellectual Property and all Software owned by or licensed to any Selling Entity and used, in whole or in part, directly or indirectly in, and material to the Business, and indicates whether such Intellectual Property and Software is owned or licensed by such Selling Entity.

                  (b) Except as disclosed on Schedule 4.18: (i) the Selling Entities own or possess adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all of such Intellectual Property and Software; (ii) the Intellectual Property and Software included in the Purchased Assets constitute all such rights and property necessary to conduct the Business in accordance with past practice and the rights to which are being transferred to On Stage together with the other Purchased Assets; (iii) no Selling Entity is in Default under any Contract with respect to any of such Intellectual Property or Software;
         (iv) the validity of such Intellectual Property and the rights of any Selling Entity therein and to the Software has not been questioned in any Litigation to which a Selling Entity is or was a party or in any other written notice to a Selling Entity, nor, to the Knowledge of each Selling Entity, is any such Litigation threatened; and (v) to the Knowledge of each Selling Entity, the conduct of the Business does not materially conflict with patent rights, licenses, trademark rights, trade name rights, copyrights or other intellectual property rights of others.

                  (c) Except as disclosed on Schedule 4.18, to the Knowledge of each Selling Entity, no material use of any Intellectual Property or Software included within the Purchased Assets has heretofore been, or is now being, made by any Person other than a Selling Entity, except for Software licensed to a Selling Entity under a third party license agreement listed on Schedule 4.18. Except as disclosed on Schedule 4.18, to the Knowledge of each Selling Entity, there is no current, and there has not since January 1, 1994 been any, infringement of any such Intellectual Property or Software owned or licensed by a Selling Entity or used in the Business. Except for interests being transferred pursuant to this Agreement, no present or former director, officer, employee or consultant of a Selling Entity or any Affiliate of a Selling Entity has any interest, direct or indirect, in any of the Intellectual Property or Software.

                  (d) To the Knowledge of each Selling Entity, (i) no Confidential Information of a Selling Entity has been used, divulged or appropriated for the benefit of any Person other than the Selling Entities or otherwise to the detriment of any Selling Entity and (ii) no employee or consultant of a Selling Entity is, or is currently expected to be, in Default under any term of any employment Contract, agreement or arrangement relating to the Intellectual Property, or any confidentiality agreement or any other Contract or any restrictive covenant relating to the Intellectual Property, or to the development or exploitation thereof.

         4.19.    Employee Relations .

                  (a) Except as described on Schedule 4.19, no Selling Entity is in relation to the Business (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the Knowledge of any Selling Entity, threatened by, any labor dispute or unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and no Selling Entity has experienced any work stoppage during the last three years in the operation of the Business as a result of a labor dispute.
         Schedule 4.19 sets forth the names and current annual salary rates or current hourly wages of all present employees of the Business.

                  (b) Each Selling Entity in the operation of the Business is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There are no outstanding written claims against any Selling Entity (whether under Law, contract, policy, or otherwise) asserted by or on behalf of any present or former employee or job applicant of the Business on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year,
         (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers' compensation or disability benefits,
         (vii)  any  violation  of  any  statute,   ordinance,  order,  rule  or
         regulation relating to plant closings, employment terminations or layoffs, including employee retraining, (viii) any violation of any statute, ordinance, order, rule or regulations relating to employee "whistleblower" or "right-to-know" rights and protection, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any Law relating to minimum wages or maximum hours of work, and to the Knowledge of each Selling Entity no such claims have been asserted. Since January 1, 1994, no Person (including any governmental body) has asserted or threatened any claims against any Selling Entity relating to the Business under or arising out of any Law relating to discrimination or occupational safety in employment or employment practices.

         4.20.    ERISA.

                  (a) Schedule 4.20(a) contains a complete list of all Benefit Plans sponsored or maintained by the Selling Entities, or under which the Selling Entities may be obligated. The Selling Entities do not have any current or contingent liability with respect to any Benefit Plan other than those listed on Schedule 4.20(a). For purposes of this
         Section 4.20 and Section 6.10, the term "Selling Entity" shall include any partnership or corporation that is a member of any controlled group of partnerships or corporations (as defined in Section 414(b) of the
         Code) that includes the Selling Entities, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with any Selling Entity, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes each Selling Entity and any other entity required to be aggregated with any Selling Entity pursuant to the regulations issued under Section 414(o) of the Code. Each Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan on Schedule 4.20(a).

                  (b) The Selling  Entities have  delivered to On Stage,  to the extent applicable, (i) accurate and complete copies of all Benefit Plan documents and all other documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years.

                  (c) All Benefit Plans conform (and for the past six years have conformed) to, and are being administered and operated (and for the past six years have been administered and operated) in material compliance with, the requirements of ERISA, the Code and all applicable Laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered or an extension for the delayed filing has been obtained from the Internal Revenue Service or the U.S. Department of Labor. To the Knowledge of the Selling Entities, there has not been any "prohibited transaction," as such term is defined in
         Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject the Selling Entities to any penalty or tax imposed under the Code or ERISA.

                  (d) Any Benefit  Plan that is intended to be  qualified  under
         Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for determination has been timely filed (and is still pending) with the Internal Revenue Service, and such determination remains in effect and has not been revoked. Copies of the most recent Internal Revenue Service determination letters, if any, applicable to the Benefit Plans have been delivered to On Stage. Nothing has occurred since the date of any such determination (if received) that would adversely affect such qualification or exemption.

                  (e) No Selling Entity sponsors or contributes to, and has not at any time sponsored or contributed to, a defined benefit plan subject to Title IV of ERISA, and no Selling Entity has incurred any liability under Title IV of ERISA. No Selling Entity has a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA), nor has any Selling Entity ever had any obligation to contribute to a multiemployer plan.

                  (f) There are no pending or, to the Knowledge of each Selling Entity, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any participants or beneficiaries of any Benefit Plans or other persons, alleging any breach of fiduciary duty on the part of any Selling Entity or any of its officers, directors or employees under ERISA or any applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the Knowledge of each Selling Entity, any basis for any such claim. To the Knowledge of each Selling Entity, the Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the U.S. Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC"). Except as disclosed on Schedule 4.20(f), no Selling Entity has made a plan or commitment, whether or not legally binding, to create any additional Benefit Plan or to modify or change any existing Benefit Plan.

                  (g) Each Selling Entity has made all required contributions under its Benefit Plan on a timely basis, or such contributions are properly accrued on the Financial Statements.

                  (h) There have been no accumulated funding deficiencies (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Benefit Plan and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code. No Selling Entity has incurred any liability for any excise, income or other taxes or penalties with respect to any Benefit Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such liability.

                  (i) The execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment, severance compensation, acceleration, vesting or increase in benefits with respect to any employee or former employee of a Selling Entity, and no compensation or benefits to be provided to such employees or former employees under any Benefit Plan or other agreement in effect as of the Closing will be considered an "excess parachute payment" under Section 280G of the Code.

                  (j) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code,
         (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act and other applicable laws, (iv) all Welfare Plans may be amended or terminated by a Selling Entity at any time on or after the Closing, and (v) no Welfare Plan provides health or other benefits after an employee's or former employee's retirement or other termination of employment except as required by Section 4980B of the Code.

                  (k) All persons classified by a Selling Entity as independent contractors satisfy and have satisfied the requirements of applicable law to be so classified, each Selling Entity has fully and accurately reported their compensation on IRS Forms 1099 when required to do so, and no Selling Entity has any obligations to provide benefits with respect to such persons under Benefit Plans or otherwise.

         4.21. Absence of Certain Changes . Except as contemplated by this Agreement, since the Interim Balance Sheet Date, except as mutually agreed, the Business has been conducted in the ordinary course and there has not been with respect to any Selling Entity:

                  (a) any material adverse change in the Business or its assets or liabilities;

                  (b) any increase in the compensation payable or to become payable to any employee or agent of the Business, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement of the Business;

                  (c) any sale, assignment or transfer of any material assets of the Business, or any additions to or transactions involving any material assets of the Business, other than those made in the ordinary course of business;

                  (d) any change in the accounting policies followed with respect to the Business or the method of applying such principles;

                  (e) any capital expenditure commitment of the Business involving in any individual case, or series of related cases, more than
         (i) $10,000 or (ii) an amount that would cause the sum of all such capital expenditure commitments to exceed $25,000; or

                  (f) any other transaction involving a development affecting the Business or the Purchased Assets outside the ordinary course of business consistent with past practice.

         4.22. Customers . Each Selling Entity has used its reasonable business efforts to maintain and does currently maintain, good working relationships with all of its tour operators and ticketing receptives (collectively, "Customers").
Schedule 4.22 contains a list of the names of each of the five Customers that, for the six months ended June 30, 1998 were the largest dollar volume Customers of each Selling Entity. Except as specified on Schedule 4.22, none of such Customers has given any Selling Entity written (or to the Knowledge of any Selling Entity oral) notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with a Selling Entity.

         4.23. Finder's Fees . No Person has been retained by the Selling Entities that is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         4.24. Additional Information . Schedule 4.24 accurately sets forth all names under which each Selling Entity has conducted any business or which it has otherwise used at any time during the past five years.

         4.25. Transactions with Affiliates . Except as set forth on Schedule 4.25, no Affiliate of any Selling Entity owns or has a controlling ownership interest in any corporation or other entity (other than another Selling Entity) that is a party to any Contract with respect to the Purchased Assets or the Business.

         4.26. Full Disclosure . There are and will be no materially misleading statements in any of the representations and warranties made by each Selling Entity in this Agreement (including the Schedules and Exhibits attached hereto) or any other Transaction Document or in any of the documents, certificates and instruments delivered or to be delivered by each Selling Entity pursuant to this Agreement and no Selling Entity has omitted to state any fact necessary to make statements made herein or therein not materially misleading. There is no fact known to any Selling Entity that has specific application to the Business (other than general economic or industry conditions) and that materially adversely affects or, as far as the Selling Entities reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Business that has not been set forth in this Agreement or the Schedules hereto.

5. Representations and Warranties of On Stage. On Stage hereby represents and warrants to each Selling Entity as follows:

         5.1. Corporate Status . On Stage is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. On Stage has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it thereunder, and such execution, delivery and performance by it have been duly authorized by all necessary corporate action.

         5.2. Authorization . On Stage has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by On Stage has been duly authorized by all necessary action. Each Transaction Document executed and delivered by On Stage as of the date hereof has been duly executed and delivered by On Stage and constitutes a valid and binding obligation of On Stage, enforceable against On Stage in accordance with its terms. Each Transaction Document to be executed and delivered by On Stage after the date hereof will have been duly executed and delivered by On Stage and will constitute a valid and binding obligation of On Stage, enforceable against it in accordance with its terms.

         5.3. Consents and Approvals . Neither the execution and delivery by On Stage of the Transaction Documents to which it is a party, nor the performance of the Transactions to be performed by it thereunder, will require any filing, consent or approval or constitute a Default under (a) any Law or Court Order to which it is subject, (b) its Charter Documents or bylaws or (c) any Contract, Permit or other document to which it is a party or by which its properties or other assets may be subject.

         5.4. Capital Stock Ownership . The total authorized capital stock of On Stage consists of 25,000,000 shares of common stock, par value $.01 per share (of which approximately 7,397,350 shares were issued and outstanding as of July 1, 1998), and 1,000,000 shares of preferred stock, par value $.01 per share (of which no shares are outstanding). As of April 21, 1998, On Stage had outstanding options and warrants to purchase 3,354,820 shares of its common stock and no shares of its preferred stock.

         5.5. Finder's Fees . No Person retained by On Stage is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         5.6. Proxy Statement . The information supplied by On Stage for inclusion in the Proxy Statement shall not, at the time the Proxy Statement is first mailed to shareholders, or at the time of the Shareholders Meeting or the Closing, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. If at any time prior to the Closing any event relating to On Stage or any Affiliate of On Stage should be discovered by On Stage which should be set forth in a supplement to the Proxy Statement, On Stage shall promptly inform CRC.

6.       Certain Agreements.

         6.1. Access . Between the date of this Agreement and the Closing Date, the Selling Entities shall (a) give On Stage and any Person who is considering providing financing to On Stage to finance any portion of the Purchase Price, and their respective authorized representatives and legal counsel, reasonable access to all properties, books, Contracts, Assets and records of each Selling Entity relating to the Business or the Purchased Assets, (b) permit On Stage to make inspections thereof, and (c) cause its officers and its advisors to furnish On Stage with such financial and operating data and other information with respect to the Business of each Selling Entity and to discuss with On Stage and its authorized representatives and legal counsel the affairs of the Selling Entities relating to the Business or the Purchased Assets, all as On Stage may from time to time reasonably request.

         6.2.     Shareholder Vote; Proxy Statement .

                  (a) As promptly as practicable after the date hereof, CRC shall take all action necessary in accordance with Rules 14a-1 et seq. of the Exchange Act, the Minnesota Business Corporation Act, the rules of the National Association of Securities Dealers, Inc. and CRC's Charter Documents to call, give notice of, convene and hold the Shareholders Meeting as promptly as practicable (unless such date shall be delayed due to circumstances reasonably beyond the control of CRC) to consider and vote upon the approval of this Agreement and the Transactions contemplated hereby and for such other purposes as may be necessary or desirable. Subject to the fiduciary duties of the Board of Directors under applicable law, as determined by such directors in good faith after consultation with and based upon the advice of outside legal counsel, the Board of Directors of CRC shall use its reasonable best efforts to solicit and secure from its shareholders such approval of this Agreement and the Transactions contemplated hereby, which efforts may include soliciting shareholder proxies therefor and to advise On Stage upon its request, from time to time, as to the status of the shareholder vote then tabulated.

                  (b) As promptly as practicable after the date hereof, CRC shall prepare and file with the Commission preliminary proxy materials of CRC under the Exchange Act with respect to this Agreement and the Transactions contemplated hereby and will thereafter use its reasonable best efforts to respond to any comments of the Commission with respect thereto and to cause the Proxy Statement and other proxy materials to be mailed to CRC's shareholders as promptly as practicable in compliance with the rules and regulations under the Exchange Act. The Proxy Statement shall include the unqualified recommendation of CRC's Board of Directors that CRC's shareholders vote in favor of the approval of this Agreement and the Transactions contemplated hereby, unless otherwise necessary due to the applicable fiduciary duties of the directors of CRC, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel.

                  (c) CRC and On Stage shall cooperate with each other in the preparation of (and On Stage shall provide to CRC all information necessary in order to prepare) the Proxy Statement and On Stage shall provide promptly to CRC any information that On Stage may obtain that could necessitate amending such document.

                  (d) CRC will notify On Stage promptly of the receipt of any comments from the Commission or its staff and of any requests by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply On Stage with copies of all correspondence between CRC or any of its representatives on the one hand and the Commission or its staff on the other hand with respect thereto. If at any time prior to the Closing, any material event shall occur that is required to be set forth in an amendment of, or a supplement to, the Proxy Statement, CRC shall promptly prepare and file such amendment or supplement and distribute such amendment or supplement as required by applicable law, including mailing such supplement or amendment to CRC's shareholders.

                  (e) The information provided and to be provided by CRC and On Stage for use in the Proxy Statement shall at all times prior to the Closing be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not materially false or misleading, and CRC and On Stage each agree to promptly correct any such information provided by it for use in the Proxy Statement that shall have become false or misleading. The Proxy Statement, when filed with the Commission shall comply as to form in all material respects with all applicable requirements of law.

         6.3.     No Solicitation.

         (a) Without the prior written consent of On Stage, from and after the date hereof, each Selling Entity will not, and will not authorize or permit any of its subsidiaries or any other officers, directors, employees, financial advisors, agents or other representatives of any of the foregoing
("Representatives") to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (hereinafter defined) from any person; (ii) engage in any discussion or negotiations relating to any Acquisition Proposal; or (iii) enter into any agreement with respect to, agree to, approve or recommend any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, CRC may, (A) at any time prior to the time CRC's shareholders shall have voted to approve this Agreement and the Transactions contemplated hereby engage in discussions or negotiations with a third party (and may furnish such third party information concerning the Business and its properties and assets) who (without any solicitation, intiation, encouragement, discussion or negotiation, directly or indirectly, by or with any Selling Entity or the Representatives after the date hereof) makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that, (1) the third party has first made an Acquisition Proposal that CRC's Board of Directors reasonably and in good faith believes is financially superior to the Transactions contemplated by this Agreement and has demonstrated that the funds necessary for the Acquisition Proposal are reasonably likely to be available (as determined in good faith in each case by CRC's Board of Directors after consultation with its financial advisors) and which Acquisition Proposal accomplishes at least the same long-term strategic benefits afforded to the Selling Entities and CRC's shareholders by this Agreement and the Transactions contemplated hereby (such an Acquisition Proposal, a "Superior Proposal"), and CRC's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of advice of outside legal counsel that such action is necessary for the Board of Directors to act in a manner consistent with it fiduciary duties under applicable law, and (2) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, CRC receives from such person or entity an executed confidentiality agreement in form and substance identical to that certain Mutual Nondisclosure Agreement between On Stage and CRC dated February 1998, and (3) CRC shall have fully complied with this Seciton 6.3; (B) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; and/or (C) accept a Superior Proposal from a third party, provided CRC terminates this Agreement pursuant to Section 11.1(i). As used herein, "Acquisitoin Proposal" means a proposal or offer for, or other business combination involving, a substantial portion of the assets of the Business whether direclty or indirectly through a tender or exchange offer, merger, consolidation or other business combination involving CRC or any other Selling Entity or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, CRC or any other Selling Entity.

                  (b) Each Selling Entity shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by any Selling Entity or the Representatives with respect to the foregoing and shall promptly request the return of all confidential or proprietary information of the Business furnished by any of such parties. CRC shall notify On Stage orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep On Stage informed of the status and details of any such inquiry, offer or proposal, and shall give On Stage at least two business days prior written notice of (i) any meeting of the Board of Directors of CRC to take any action with respect to an Acquisition Proposal or to withdrawing or modifying, in a manner adverse to On Stage, its recommendation to CRC's shareholders in favor of approval of this Agreement and the Transactions contemplated hereby, and (ii) any agreement to be entered into with any person making such inquiry, offer or proposal.

                  (c) Prior to acceptance of a Superior Proposal, CRC shall, and shall cause its financial and legal advisors to, negotiate in good faith with On Stage, for a period of not less than two business days, to make such changes to the terms and conditions of this Agreemnet as
         (i) would enable the Selling Entities to proceed with the Transactions contemplated hereby and (ii) are consistent with the fiduciary duties of CRC's Board of Directors under applicable law.

                  (d) During the period from the date of this Agreement through the Closing, each Selling Entity shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, each Selling Entity shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

         6.4. Update Schedules . Between the date hereof and the Closing Date, each Selling Entity shall promptly disclose to On Stage in writing any information set forth in the Schedules that is no longer complete, true or applicable and any information of the nature of that set forth in the Schedules that arises after the date hereof and that would have been required to be included in the Schedules if such information had been obtained on the date of delivery thereof.

         6.5. Financial Information . Until the Closing, the Selling Entities shall provide On Stage, as soon as practicable but in no event no later than 20 days after the end of each month, with an unaudited consolidated balance sheet of the Business and the related consolidated statement of income of the Business as of and for the month then ended, prepared on the same basis as the Interim Financial Statements referred to in Section 4.4, and certified as such by the chief financial officer of each Selling Entity.

         6.6.     Restrictive Covenants .

                  (a) Each Selling Entity covenants that for the period ending four years after the Closing Date, it will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with or use or permit its name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with the business conducted by On Stage and its Affiliates, including any business involving a live stage production or the Business (together, the "Restricted Business"), within any portion of the United States, Canada or Western Europe. Nothing in this Section 6.6(a) to the contrary, however, shall restrict the performance of the Performance Contract in accordance with the terms thereof. Furthermore, notwithstanding the foregoing, the Selling Entities may engage in the Restricted Business in casinos owned and operated by CRC or its Affiliates, provided that the Selling Entities comply with Section 6.13, that the Restricted Business in such casinos is not similar to the Country Tonite business and that the Restricted Business in such casinos is not located within 100 miles of either Pigeon Forge, Tennessee or Branson, Missouri or any other locations where there is a Country Tonite business. It is recognized by On Stage, and each Selling Entity, that the Restricted Business is and is expected to continue to be conducted throughout the United States, Canada and Western Europe and that a more narrow geographical limitation of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 6.6(b)) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by any Selling Entity of a passive investment of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses and which is listed on a recognized securities exchange.

                  (b) No Selling Entity shall, during the period ending two years after the Closing Date, either directly or indirectly, (i) with respect to the activities prohibited by Section 6.6(a), call on or solicit any Person who or which within the past two years has been a Customer with respect to the Restricted Business or (ii) solicit the employment of any Person who is employed by On Stage or any Affiliate of On Stage during such period on a full or part-time basis (except after any such Person's employment has been terminated by On Stage or any such Affiliate).

                  (c) Each Selling Entity acknowledges that Confidential Information is a valuable and unique asset and agrees that no Selling Entity shall disclose any Confidential Information after the Closing Date to any Person for any reason whatsoever, unless such information
         (i) is in the public domain through no wrongful act of any such Person,
         (ii) has been rightfully received from a third party without restriction and without breach of this Agreement or (iii) is required by law to be disclosed.

                  (d) Each Selling Entity acknowledges that the restrictions contained in this Section 6.6 are reasonable and necessary to protect the legitimate interests of On Stage and that any violation will result in irreparable injury to On Stage. On Stage shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.6, which rights shall be cumulative and in addition to any other rights or remedies to which On Stage may be entitled. In the event that any of the provisions of this Section 6.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

                  (e) On Stage and each Selling Entity intend to and do hereby confer jurisdiction to enforce the covenants set forth in this Section
         6.6 upon the courts of any jurisdiction within the geographical scope of such covenants. In addition to Section 14 and not in limitation thereof, if the courts of any one or more of such jurisdictions hold such covenants unenforceable in whole or in part, it is the intention of On Stage and each Selling Entity that such determination not bar or in any way adversely affect the right of On Stage and its Affiliates to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of this Section 6.6, such covenants being, for this purpose, severable into diverse and independent covenants.

         6.7. Required Consents, Regulatory and other Approvals . Subject to the fiduciary duties of CRC's Board of Directors, as determined by such directors in good faith after consultation with and based upon the advice of outside legal counsel, the Selling Entities shall (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain the Required Consents, approvals or actions of, to make all filings with and to give all notices to governmental or regulatory authorities or any other Person required of the Selling Entities to consummate the transactions contemplated hereby and by the Transaction Documents, (b) provide such other information and communications to such governmental or regulatory authorities or other Persons as On Stage or such governmental or regulatory authorities or other Persons may reasonably request in connection therewith and (c) cooperate with On Stage as promptly as practicable in obtaining the Required Consents, approvals or actions of, making all filings with and giving all notices to governmental or regulatory authorities or other Persons required of On Stage to consummate the transactions contemplated hereby and by the Transaction Documents. The Selling Entities will provide prompt notification to On Stage when any Required Consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise On Stage of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any governmental or regulatory authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

         6.8. Publicity . Neither any Selling Entity nor On Stage, nor any affiliates which they respectively control, shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the Transactions contemplated hereby without the prior consultation of the other parties hereto, except as may be required by law or by obligations pursuant to any listing agreement with the Nasdaq SmallCap and the Nasdaq National Market.

         6.9. Satisfaction of Liabilities . Each Selling Entity shall, in the ordinary course of business, fully satisfy or cause to be satisfied all third party Liabilities and obligations of any Selling Entity relating to the Business which are not Assumed Liabilities.

         6.10. Employee Benefit Matters . On Stage shall have no responsibility, liability or other obligations with respect to any Benefit Plans of the Selling Entities, and the Selling Entities shall be fully responsible therefor.

         6.11. Financing . On Stage will use reasonable commercial efforts to enter into definitive agreements providing for the financing of On Stage's acquisition of the Business hereunder, containing terms satisfactory to On Stage in its sole discretion, and to obtain on the Closing Date the financing contemplated by such definitive financing agreements. From time to time, upon CRC's request, On Stage shall advise CRC as to the status of its efforts to obtain such financing.

         6.12.    Business Financial Statements .

                  (a) On Stage and CRC have engaged BDO Seidman to prepare in accordance with GAAP (i) an audited consolidated balance sheet of the Business as of December 31, 1996 and 1997 and audited consolidated income statements and statements of cash flows for the 12-month periods then ended and (ii) after the Closing, a statement of net Purchased Assets and the Assumed Liabilities as of the Closing Date. On Stage and CRC shall each pay BDO Seidman one-half of its fees and expenses in connection with the preparation of such financial statements.

                  (b) After the Closing, each Selling Entity shall provide to On Stage and its accountants and other representatives reasonable access to accounting and other books and records of the Selling Entities and personnel at the Selling Entities to permit the preparation of the interim unaudited 1998 financial statements of the Business required to be filed by On Stage under the Exchange Act.

         6.13. Right of First Negotiation . Within five years of the Closing Date, CRC shall promptly notify On Stage in writing in the event that CRC or any of its Affiliates desires to provide live entertainment in any venue owned, leased or operated by any of the Selling Entities, or any Affiliates thereof. For the seven days following receipt of such notification by On Stage, the Selling Entities shall undertake in good faith, exclusively with On Stage, to negotiate an agreement for On Stage or its Affiliates to provide such live entertainment. After the expiration of such seven day period, in the event that the material terms of an agreement for the provision of such live entertainment have not been agreed to in principle between On Stage or its relevant Affiliate and the relevant Selling Entity, such Selling Entity shall thereafter be free to engage in negotiations for the provision of such live entertainment with On Stage or any third party, or to produce such live entertainment itself.

         6.14.    Employment and Employment Benefits .

                  (a) On Stage shall offer full-time employment to all employees of any Selling Entity who are employed in the Business on a full-time basis as of the Closing and (except as required by law) who are not then absent due to serious bodily injury, long-term sickness or disability, layoff or leave of absence. Such employment shall be at will and not at less than the current cash compensation level of each such employee. Such employees who accept such offered employment are herein collectively referred to as the "Transferred Employees." On Stage shall afford to all Transferred Employees credit for all of their years of employment with any Selling Entity in the determination of vesting and other rights under On Stage's benefits programs, including vacation time based on employment through the Closing Date, as applicable. Each Selling Entity shall be responsible for, and hold On Stage harmless against, any severance payments or other obligations (including without limitation any liability for wrongful discharge) that may be due by reason of termination of employment of any employees of any Selling Entity who are not Transferred Employees, whether or not such termination occurred before or after the Closing. On Stage shall be responsible for, and hold each Selling Entity harmless against, any severance payments that may be due by reason of termination of employment of Transferred Employees by On Stage at any time after the Closing. CRC shall compensate each Transferred Employee on or before the Closing Date for all 1998 unused vacation time, discretionary time off and attendance bonuses.

                  (b) With respect to On Stage's benefit programs, On Stage agrees to waive for all Transferred Employees and their eligible dependants (a) any eligibility waiting periods; and (b) any pre-existing conditions and actively at work exclusions except that On Stage may require any Transferred Employee or eligible dependent who, as of the Closing Date, is then in the process of satisfying any similar exclusions or waiting periods under any Selling Entity's benefits programs to fully satisfy the balance of the applicable time period for such exclusions or waiting period under On Stage's benefit programs.

                  (c) Nothing contained in the Agreement shall confer any rights or remedies upon any employees or consultants of any Selling Entity as a third party beneficiary. On Stage and each Selling Entity expressly disclaim any and all liability to any such third party arising out of this Agreement.

7. Conduct of the Business Prior to the Closing.

         7.1. Operation in Ordinary Course . Between the date of this Agreement and the Closing Date, each Selling Entity shall conduct the Business in all material respects in the ordinary course and use commercially reasonable efforts to maintain the good will of all current business relationships.

         7.2. Business Organization . Between the date of this Agreement and the Closing Date, each Selling Entity shall use commercially reasonable efforts to preserve substantially intact its respective business organization and keep available the services of each of its present officers and employees.

         7.3. Corporate Organization . Between the date of this Agreement and the Closing Date, no Selling Entity shall amend its Charter Document or bylaws in a manner that adversely effects any of the Transactions, if applicable, and shall not:

                  (a) be party to any merger, consolidation or other business combination; or

                  (b) sell, lease, license or otherwise dispose of any of its Assets (including rights with respect to the Intellectual Property), except in the ordinary course of business.

         7.4. Business Restrictions . Between the date of this Agreement and the Closing Date, except as mutually agreed, no Selling Entity shall in relation to the Business, without the prior written consent of On Stage:

                  (a) acquire or dispose of any of the Assets, other than Inventory in the ordinary course of business consistent with past practices;

                  (b) except in the ordinary course of business, increase in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;

                  (c) create or materially modify any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan;

                  (d)  enter  into,  amend,  modify,   terminate  (partially  or
         completely), grant any waiver under or give any consent with respect to any Contract;

                  (e) violate, breach or default under, in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under any term or provision of any Contract or any Permit;

                  (f) engage in any transaction with respect to the Business with any officer, director, Affiliate or associate of any Selling Entity or any associate of any such officer, director or Affiliate;

                  (g) enter into any agreement that materially restricts it from carrying on the Business;

                  (h) cancel any material debts of others or waive any material claims or rights;

                  (i) act so as to, or omit from taking any action that would, cause any of the representations and warranties in Section 4 to be inaccurate in any material respect; or

                  (j) enter into any Contract to do or engage in any of the foregoing.

8.       Conditions Precedent to Obligations of On Stage.

         All obligations of On Stage to consummate the Transactions are subject to the satisfaction (or waiver by On Stage) prior thereto of each of the following conditions:

         8.1. Representations and Warranties . The representations and warranties of the Selling Entities set forth in this Agreement shall be true and correct in all respects on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality, shall also be true and correct in all respects) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

         8.2. Agreements, Conditions and Covenants . The Selling Entities shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with them on or before the Closing Date.

         8.3. CRC Shareholder Approval . The shareholders of CRC shall have approved this Agreement and the Transactions contemplated hereby.

         8.4. Officers' Certificate . On Stage shall have received a certificate of an officer of each Selling Entity to the effect set forth in Sections 8.2 and 8.3.

         8.5. Required Consents and Approvals . All Required Consents, approvals and actions of, filings with and notices to, any governmental or regulatory authority necessary to permit On Stage and the Selling Entities to perform their obligations under this Agreement and to consummate the transactions contemplated hereby and thereby (and to permit On Stage to operate the Business after the Closing) (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to On Stage, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have occurred.

         8.6. Third Party Consents . All consents (or in lieu thereof waivers) to the performance by On Stage and the Selling Entities of their obligations under this Agreement or to the consummation of the transaction contemplated hereby as are required under any Contract to which On Stage or the Selling Entities are a party or by which any of their respective Assets are bound (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to On Stage, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect On Stage, the Assets, the Assumed Liabilities or the Business or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to On Stage.

         8.7. Legality . No Law or Court Order shall be pending or threatened that prevents or that seeks to restrain the consummation, or challenges the validity or legality, of this Agreement or the Transactions or that would materially limit or adversely affect On Stage's acquisition of the Purchased Assets.

         8.8. Financing . On Stage shall have obtained financing having terms satisfactory to On Stage and in an amount at least equal to $12.5 million plus up to $500,000 of the expenses of On Stage incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         8.9. Title Insurance . The Selling Entities shall have obtained and delivered to On Stage the following title insurance commitments (the cost and expense of which shall be paid one-half by CRC and one-half by On Stage) issued by a title insurance company acceptable to On Stage and its lender, if any, each in their respective sole and absolute discretion: (a) as to the Real Property owned by any one or more of the Selling Entities, (i) a commitment for issuance of an ALTA Form B Owner's Policy of Title Insurance with extended coverage showing all endorsements thereto which On Stage may reasonably request, along with legible copies of all documents shown as exceptions thereto and (ii) a commitment for issuance of a 1970 ALTA Form B Mortgagee's Policy of Title
Insurance with extended coverage showing all endorsements thereto which On Stage's lender may request, along with legible copies of all documents shown as exceptions thereto; and (b) as to the Real Property leased by any one or more of the Selling Entities, (i) a commitment for issuance of an ALTA Form B Leasehold Owner's Policy of Title Insurance with extended coverage showing all endorsements thereto which On Stage may request, along with legible copies of all documents shown as exceptions thereto and (ii) a commitment for issuance of a 1970 ALTA Form B Leasehold Mortgagee's Policy of Title Insurance with extended coverage showing all endorsements thereto which On Stage's lender may request, along with legible copies of all documents shown as exceptions thereto (all of the foregoing title commitments may hereinafter be referred to collectively as the "Commitments"). In order to satisfy the provisions of this Section 8.9, each of the Commitments must (x) be satisfactory, in form and substance, to On Stage in its reasonable discretion and On Stage's lender, in such lender's sole and absolute discretion, (y) contain no exceptions to title or the survey, except for those exceptions approved by On Stage (subject to the last sentence of this Section 8.9) and On Stage's lender, at any time prior to Closing, and (z) have the appropriate policies of title insurance issued pursuant to and in strict accordance with each of the Commitments at, or within five business days of their receipt of all documents recorded in connection with the, Closing, provided that if the title insurance policies are to be issued within five business days of receipt of all documents recorded in connection with the Closing, On Stage and its lender shall each receive at Closing, for each Commitment, a "mark-up" of the Commitment evidencing the form of the title insurance policy to be issued pursuant to said Commitment and written evidence that gap coverage will be provided. Anything set forth in this Agreement to the contrary notwithstanding, On Stage shall have the right to terminate this Agreement (upon which Section 11.2(a) shall apply) by delivering notice of such termination to the Selling Entities prior to the Closing if On Stage in its reasonable discretion determines that any one or more of the title exceptions or other matters shown on any of the Commitments or the surveys are not acceptable to On Stage. The Selling Entities hereby covenant that they shall cure all title exceptions and other matters shown on any of the Commitments other than the items identified as "Special Exceptions" and numbered 1 (but only with respect to taxes for 1998 and subsequent years), 2 (but only with respect to items shown on that certain survey prepared by Rozell Survey Co., W.O.#12693, dated June 19, 1998, as the same may be amended), 3 (but only as shown on that certain survey prepared by Rozell Survey Co., W.O.#12693, dated June 19, 1998, as the same may be amended), 4,5,6 (but only as shown on that certain survey prepared by Rozell

Survey Co., W.O.#12693, dated June 19, 1998, as the same may be amended) on the title report included as part of Schedule 4.6 hereto which may be cured by payment of a sum of money not to exceed $300,000 by execution of a document requiring the signature of no party other than one or more of the Selling Entities or any of their respective mortgagees, including any affidavits which may reasonably be required by the title insurer (including a standard title insurance company form of owner's affidavit to induce the deletion from the Commitments of any exception for parties in possession and for mechanics' or materialmen's liens).

         8.10. Real Property Leases . With respect to each of the Real Property Leases the Selling Entities shall have delivered to On Stage an estoppel certificate and consent to assignment from the lessor thereunder in form and substance reasonably satisfactory to On Stage.

         8.11. Performance Contract . By no later than September 30, 1998, Country Tonite Theatre, L.L.C. shall have delivered to On Stage Theaters, Inc. the Performance Contract, fully executed by both Country Tonite Theatre, L.L.C. and by Burkhart Ventures, L.L.C.

         8.12. Karen Nelson Bell Employment Agreement . Karen Nelson Bell or another producer acceptable to On Stage will have, by no later than October 20, 1998, entered into an Employment Agreement with On Stage (a copy of which is attached hereto as Exhibit "A"), the effectiveness of which is conditioned upon the consummation of the transactions contemplated by this Agreement.

         8.13. Opinion of Counsel . On Stage shall have received the opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP, counsel to the Selling Entities, in a form reasonably acceptable to On Stage.

         8.14. Utility Agreement . On Stage shall have finalized the form and substance of a written agreement with White River Valley Electric Cooperative, Inc. respecting the easement located under a portion of the Country Tonite Theatre, which agreement must be reasonably acceptable to On Stage.

         8.15. Collateral Agreements . CRC shall have executed and delivered such of the Collateral Agreements to which it is a party.


9.       Conditions Precedent to Obligations of the Selling Entities.

         All obligations of the Selling Entities to consummate the Transactions are subject to the satisfaction (or waiver by the Selling Entities) prior thereto of each of the following conditions:

         9.1. Representations and Warranties . The representations and warranties of On Stage set forth in this Agreement shall be true and correct in all respects on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality, shall also be true and correct in all respects) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

         9.2. Agreements, Conditions and Covenants . On Stage shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

         9.3. Officer's Certificate . The Selling Entities shall have received a certificate of an officer of On Stage to the effects set forth in Sections 9.1 and 9.2

         9.4. CRC Shareholder Approval . The shareholders of CRC shall have approved this Agreement and the Transactions contemplated hereby.

         9.5. Legality . No Law or Court Order shall be pending or threatened that prevents or that seeks to restrain the consummation, or challenges the validity or legality, of the Transactions.

         9.6. Performance Contract . On Stage Theaters, Inc. shall have executed and delivered to Country Tonite Theatre, L.L.C. the Performance Contract.

         9.7. Opinion of Counsel . The Selling Entities shall have received the opinion of Morgan, Lewis & Bockius LLP, counsel to On Stage, in a form reasonably acceptable to the Selling Entities.

         9.8. Collateral Agreements . On Stage shall have executed and delivered such of the Collateral Agreements to which it is a party or signatory.

         10.Indemnification.

         10.1. Indemnification by the Selling Entities . The Selling Entities, jointly and severally, shall indemnify and hold harmless On Stage and its Affiliates (and each of its and their officers, directors, employees, agents, successors and assigns) (each, an "On Stage Indemnified Party") from, against and in respect of any and all Liabilities, claims, demands, judgments, settlement payments, losses, costs, damages, deficiencies, diminution in value and expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such On Stage Indemnified Party in connection therewith) (collectively, "Damages") that such On Stage Indemnified Party may sustain, suffer or incur that result from, arise out of or relate to:

                  (a) any Excluded Liability,

                  (b) (i) any breach of any  representation  or  warranty of any
         Selling Entity contained in this Agreement, including the representations and warranties of the Selling Entities contained in
         Section 4, or (ii) any breach of or any inaccuracy in any representation or warranty in or omission from any certificate, schedule, exhibit, statement, document or instrument furnished to On Stage by a Selling Entity (or any of its representatives or agents) pursuant hereto or in connection with the negotiation, execution or performance hereof, and (iii) in each of the foregoing cases without regard to any knowledge, materiality (including any reference to Material Adverse Effect) or other similar qualifying provision or exception that may be included in or applied to any such representation or warranty;

                  (c) any breach of any covenant or agreement of any Selling Entity contained in this Agreement;

                  (d) any claim by any officer, former officer, employee, former employee, shareholder or former shareholder of any Selling Entity relating to the period prior to or at the Closing;

                  (e) any claim of infringement of any intellectual property right resulting from On Stage's operation of the Business as presently operated by the Selling Entities;

                  (f) any Environmental Condition existing on or prior to the Closing;

                  (g) any Liability or obligation of a Selling Entity involving Taxes, except for any Taxes expressly assumed herein, due and payable by, or imposed with respect to a Selling Entity for any taxable periods ending on or prior to the Closing Date (whether or not such taxes have been due and payable); or

                  (h) Barnes v. Country Tonite Enterprises, Inc. et al. (Case No. A355405; District Court for Clark County, Nevada); and

                  (i) the enforcement of this Section 10.1.

         10.2. Indemnification by On Stage . On Stage shall indemnify and hold harmless each of the Selling Entities and their Affiliates (and each of their officers, directors, employees, agents, successors and assigns) (each, a "CRC Indemnified Party") from, against and in respect of any and all Damages that such CRC Indemnified Party may sustain, suffer or incur that result from, arise out of or relate to:

                  (a) any Assumed Liability;

                  (b) any breach by On Stage of Section 6.14; or

                  (c) the operation of the Business after the Closing (to the extent such Damage is not subject to Section 10.1); and

                  (d) the enforcement of this Section 10.2.

         10.3.  Limitations  on  Liability  . Except as  otherwise  provided  in
Section 10.6 and except that this limitation shall not apply to any indemnification claim arising under or with respect to either of Sections 4.5 and 4.23, the Selling Entities shall not be liable to any On Stage Indemnified Party under Section 10.1(b) for any misrepresentation or breach of warranty until the aggregate amount for which they would otherwise (but for this provision) be liable to any or all On Stage Indemnified Parties for all such misrepresentations and breaches of warranty exceeds $300,000 (after which the Selling Entities shall be fully responsible only for any such excess). In addition, except as otherwise provided in Section 10.6, the Selling Entities indemnification obligations under Section 10.1 shall not exceed $13,800,000.

         10.4. Survival . Except as otherwise provided in Section 10.5, the representations and warranties given or made by any party in this Agreement or in any certificate or other writing furnished in connection herewith, and all rights to assert an indemnification claim under Section 10.1(b), shall survive the Closing for a period of two years after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) all representations and warranties relating to Taxes and Tax Returns shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof, (b) all representations and warranties set forth in Sections 4.2, 4.3, 4.5, 4.6, 4.14, 4.20 and 4.23 shall survive the Closing without limitation and (c) any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing.

         10.5. Indemnification Procedure . All claims for indemnification under Sections 10.1 and 10.2 shall be asserted and resolved as follows:

                  (a) In the event that any claim or demand for which a party obligated to indemnify (the "Indemnifying Party") would be liable to a party entitled to indemnification hereunder (the "Indemnified Party") is asserted against an Indemnified Party by a third party, the
         Indemnified   Party  shall  with  reasonable   promptness   notify  the
         Indemnifying Party of such claim or demand (the "Claim Notice"), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests. In the event that the
         Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend (with counsel reasonably satisfactory to the Indemnified Party) by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party's sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Section 10, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                  (b) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any claim or demand referred to in the first sentence of Section 10.5(a) seeks material prospective relief which could have a materially adverse effect on the businesses, operations, assets, properties, prospects or condition (financial or otherwise) of any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such claim or demand and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

                  (c) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

                  (d) Nothing herein shall be deemed to prevent the Indemnified Party from making (and an Indemnified Party may make) a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made. The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

         10.6. Exception to Limitations . Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any party has, or might have, at law, in equity or otherwise, against any other party hereto, based on any willful misrepresentation, willful breach of warranty or willful failure to fulfill any agreement or covenant.

         10.7. Payment of Indemnification Obligations . In the event that any Indemnifying Party is required to make any payment under this Section 10, such party shall promptly pay the Indemnified Party the amount of such indemnity obligation. If there should be a dispute as to such amount, such Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Section 10 and the portion, if any, theretofore paid shall bear interest for the period from the date the amount was demanded by the Indemnified Party until payment in full, payable on demand, at the rate of 10% per annum. Notwithstanding anything herein to the contrary, all indemnification payments to an On Stage Indemnified Party shall be satisfied first by set-off against the $1,300,000 Subordinated Note pursuant to Section 10.8 until such time as the principal thereof has been fully so reduced or paid.

         10.8. Right to Set Off . On Stage shall have the right to pay to any other Indemnified Party any amount owing or believed by On Stage in good faith to be owing by an Indemnifying Party to such Indemnified Party under Section
10.1 and to set off the amount of such payment or payments against the payment obligations of On Stage under the $1,300,000 Subordinated Note. On Stage shall also have the right to set off any amount owing, or which On Stage believes in good faith is or may be owing by an Indemnifying Party under Section 10.1, against the payment obligations of On Stage under the $1,300,000 Subordinated Note, which amount shall be deposited into escrow on such terms and condition as the parties shall agree in the event that CRC reasonably and in good faith disputes such set-off.

11.      Termination.

         11.1. Grounds for Termination . This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of On Stage and CRC; or

                  (b) by CRC or by On Stage, if the Closing has not occurred prior to November 30, 1998; provided, however, that such right to terminate this Agreement shall not be available to any party (with the Selling Entities collectively deemed as one party) that has breached any of its covenants, representations or warranties in this Agreement in any material respect (which breach has not been cured); or

                  (c) by CRC or On Stage, if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or if any Court Order enjoining the Selling Entities or On Stage from consummating the Transactions is entered and such Court Order shall become final and nonappealable; or

                  (d) by On Stage,  if a Selling  Entity shall have breached any of its covenants hereunder in any material respect or if the representations and warranties of the Selling Entities contained in this Agreement or in any certificate or other writing delivered by a Selling Entity pursuant hereto shall not be true and correct in any material respect, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, the Selling Entities have not cured such breach within 10 business days of On Stage's notice of an intent to terminate; or

                  (e) by CRC, if On Stage shall have breached any of its covenants hereunder or if the representations and warranties of On
         Stage contained in this Agreement or in any certificate or other writing delivered by On Stage pursuant hereto shall not be true and correct, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, On Stage has not cured such breach within 10 business days of notice of an intent to terminate; or

                  (f) by On Stage after the occurrence of an event which could reasonably be expected to result in a Material Adverse Effect; or

                  (g) by On Stage if the Board of Directors of CRC or any committee of the Board of Directors of CRC (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement,
         (ii) within ten days after On Stage's request, shall fail to reaffirm such approval or recommendation, (iii) shall approve or recommend any acquisition of a material portion of its assets or the Business or any tender offer for shares of its capital stock, in each case, other than by On Stage or an affiliate thereof, (iv) a tender offer or exchange offer for any of the outstanding shares of CRC common stock shall have been commenced or a registration statement with respect thereto shall have been filed and the Board of Directors of CRC shall have recommended that the shareholders of CRC tender their shares in such tender or exchange offer or publicly announced its intention to take no position with respect to such tender or exchange offer, or (v) shall resolve to take any of the actions specified in this Section 11.1(g); or

                  (h) by either On Stage or CRC if CRC shareholder approval of this Agreement and the Transactions contemplated hereby shall fail to have been obtained at the Shareholders Meeting, including any adjournments thereof; or

                  (i) by CRC, prior to the approval of this Agreement and the Transactions contemplated hereby by the shareholders of CRC, upon five days' prior notice to On Stage, if, as a result of a Superior Proposal by a party other than On Stage or any of its affiliates, the Board of Directors of CRC determines in good faith that their fiduciary obligations under applicable law require that such Superior Proposal be accepted; provided, however, that CRC has fully complied with its obligations under Section 6.3 and with all the applicable requirements of Section 11.2(b), including the payment of the Termination Fee and the On Stage Expenses (each as hereinafter defined); or

                  (j) by either On Stage or CRC on October 20, October 21 or October 22, 1998 if both (i) On Stage has not waived in a writing delivered to CRC in accordance with the provisions of Section 17 below the conditions set forth in Section 8.8 and (ii) On Stage has not obtained a firm commitment for the financing referred to in Section 8.8 that is acceptable to CRC in its reasonable discretion. The October 23 deadline set forth herein, at the expense of On Stage, may be extended by CRC in a writing to that effect delivered to On Stage in accordance with the provisions of Section 17 below. CRC shall consider any such request made by On Stage in good faith. If neither On Stage nor CRC exercises the termination rights set forth in this Section 11.1(j): (i) On Stage shall deposit by October 23, 1998 (or such later date as CRC may agree pursuant to the preceding sentence) $250,000 into escrow to be applied to the Purchase Price at the Closing or to be paid to CRC if Closing does not occur solely as a result of a breach by On Stage of a covenant or agreement of On Stage set forth in this Agreement, and otherwise to be held and applied on such terms and conditions as On Stage and CRC shall reasonably agree; and (ii) the terms and provisions of Section 8.8 hereof shall terminate and end and cease to be of any further force or effect.

         11.2.    Effect of Termination .

                  (a) In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in Sections 6.8, 11.2(b), 12, 18 and 19, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

                  (b) If (i) this Agreement (A) is terminated by On Stage pursuant to Section 11.1(g) or (h) or by CRC pursuant to Section 11.1(h) or (i), or (B) is terminated as a result of any Selling Entity's breach of Section 6.3 which is not cured within 10 days after notice thereof to CRC, and (ii) either (1) at the time of such termination or prior to the Shareholders Meeting there shall have been an Acquisition Proposal (whether or not such offer shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Shareholders Meeting), or (2) within one year after termination of the Agreement a Selling Entity shall have entered into an agreement with respect to, or consummated, an Acquisition Proposal, CRC shall pay to On Stage an amount equal to (i) a cash termination fee of $690,000 (the "Termination Fee"), and (ii) all expenses incurred by On Stage in connection with the negotiation, execution and performance of the transactions contemplated hereby (including all fees and expenses payable to On Stage's financial advisors and counsel) not to exceed $250,000 ("On Stage Expenses") within one business day after such termination or, in the case of
         (ii)(2), entering into an agreement with respect to, or consummating an Acquisition Proposal.

12. Payment of Expenses; Bulk Sales Act; Sales and Transfer Taxes. Except as set forth in Section 6.12(a), each party hereto shall pay its own expenses for lawyers, accountants, consultants, investment bankers, brokers, finders and other advisers with respect to the Transactions. Further, the parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction. The Selling Entities jointly and severally shall indemnify On Stage and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Damages suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of the Selling Entities to comply with the terms of any such bulk sales or comparable provisions applicable to the Transactions. It is further agreed that the Selling Entities shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith, whether or not imposed by law on the Selling Entities, and the Selling Entities jointly and severally shall indemnify, reimburse and hold harmless On Stage in respect of any liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

13. Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters, including that certain Letter of Intent dated May 5, 1998 between CRC and On Stage, and those certain letters dated June 15, 1998 from Robert Allen to Kiranjit Sidhu and August 13, 1998 from John J. Pilger to Kiran Sidhu, respectively.

14. Amendment; Parties in Interest; Assignment; Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by On Stage and CRC. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and assigns of the parties hereto. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

15. Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or," (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) all currencies refer to United States dollars. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

16. Remedies. The remedies provided by Section 10 shall constitute the exclusive remedies for the matters covered thereby. With respect to any matters not covered by such Section, any party hereto shall be entitled to such rights and remedies as such party may have at law or in equity or otherwise for any breach of this Agreement, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by the remedies provided hereunder.

17. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

         If to On Stage:

                  On Stage Entertainment, Inc.
                  4625 West Nevso Drive
                  Las Vegas, NV  89103
                  FAX:  702-253-1122
                  Attn:    Christopher Grobl, Esquire
                           General Counsel and Corporate Secretary

         with a required copy to:

                  Morgan, Lewis & Bockius LLP
                  2000 One Logan Square
                  Philadelphia, PA 19103
                  FAX: 215-963-5299
                  Attn: James W. McKenzie, Esquire

         If to the Selling Entities:

                  Casino Resource Corporation
                  707 Bienville Boulevard
                  Ocean Springs, MS  39564
                  Fax:  228-872-7728
                  Attn:  President

         With a required copy to:

                  Mesirov Gelman Jaffe Cramer & Jamieson, LLP
                  1735 Market Street
                  Philadelphia, PA  19103
                  FAX: 215-994-1111
                  Attn:  Robert Krauss, Esquire

18. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its provisions concerning conflict of laws.

19.      Consent to Jurisdiction; Service of Process; Etc.

                  (a) Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding (collectively, "Suit") arising out of this Agreement may be brought and adjudicated in the United States District Court for the Eastern District of Pennsylvania, if such court does not have jurisdiction or will not accept jurisdiction, in any court of competent civil jurisdiction in Philadelphia County, Pennsylvania, (ii) consents and submits to the non-exclusive jurisdiction of any such court for the purposes of any such Suit and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

                  (b) Each party hereto also irrevocably consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 17 or by any other method provided or permitted under applicable law. Each party hereto agrees that final judgment in any Suit (with all right of appeal having either expired or been waived or exhausted) shall be conclusive and that On Stage shall be entitled to enforce such judgment in any other jurisdiction of the world by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

20. Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments to transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the intent of the parties hereunder.

21. Exhibits; Schedules. The Exhibits and the Schedules hereto are intended to be and hereby are specifically made a part of this Agreement.

22. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto (and, with respect to Section 10 and related provisions of this Agreement, the other Indemnified Parties) and the heirs, administrators, personal representatives, successors, assigns, and they shall not be construed as conferring any rights on any other persons.

23. Counterparts. This Agreement may be executed in counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed to be an original, and it shall not be necessary in making proof this Agreement to produce or account for more than one such counterpart.

                     [remainder of page intentionally blank]

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first written above.


                           ON STAGE ENTERTAINMENT, INC.


                           By:  /s/ Kiran Sidhu
                           Name:    Kiran Sidhu
                           Title:   CFO/SVP/Treasurer


                           CASINO RESOURCE CORPORATION


                           By: /s/ John J. Pilger
                           Name: John J. Pilger
                           Title:   CEO


                           COUNTRY TONITE ENTERPRISES, INC.


                           By: /s/ John J. Pilger
                           Name: John J. Pilger
                           Title:   Pres.


                           CRC OF BRANSON, INC.


                           By: /s/ John J. Pilger
                           Name: John J. Pilger
                           Title: Pres.